Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors
Arbios Systems, Inc.

We consent to the use of our Independent Registered Public Accounting Firm Report dated March 2, 2006, covering the financial statements of Arbios Systems, Inc. for the years ended December 31, 2005 and 2004, and for the period from August 23, 2000 (inception) to December 31, 2005, to be included in this Amendment No. 1 to Registration Statement on Form SB-2/A to be filed with the Commission on or about June 5, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ STONEFIELD JOSEPHSON, INC.
CERTIFIED PUBLIC ACCOUNTANTS

Los Angeles, California
June 5, 2006